Exhibit 7.02
REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2006, by and between FoxHollow Technologies, Inc., a Delaware corporation (the “Company”), and Merck & Co., Inc., a New Jersey corporation (the “Purchaser”).
     WHEREAS:
     A. This Agreement is made in connection with the Closing of the issuance and sale of the Purchased Common Stock pursuant to the Stock Purchase Agreement, dated as of September 26, 2006, by and among the Company and the Purchaser (the “Purchase Agreement”);
     B. Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchaser pursuant to the Purchase Agreement; and
     C. It is a condition to the obligations of the Purchaser and the Company under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions.
     Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Additional Common Stock” has the meaning specified thereof in Section 2.01(a) of this Agreement.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefore in Section 2.02(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefore in Section 2.01(a) of this Agreement.
     “Losses” has the meaning specified therefore in Section 2.06(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

     “Piggyback Registration” has the meaning specified therefore in Section 2.02(a) of this Agreement.
     “Purchase Agreement” has the meaning specified therefore in the Recitals of this Agreement.
     “Purchased Common Stock” means the Common Stock of the Company purchased by the Purchaser pursuant to the Purchase Agreement.
     “Purchaser” has the meaning specified therefore in the introductory paragraph of this Agreement.
     “Registrable Securities” means (i) the Purchased Common Stock and (ii) any Additional Shares, each of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.
     “Registration Expenses” has the meaning specified therefore in Section 2.05(a) of this Agreement.
     “Rule 145” means Rule 145 promulgated by the Commission pursuant to the Securities Act, as may be amended from time to time.
     “Selling Expenses” has the meaning specified therefore in Section 2.05(a) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Shelf Registration Statement” means a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of pursuant to Rule 144, (c) when such Registrable Security is held by the Company or one of its subsidiaries, (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities. In addition, this Agreement shall terminate (x) upon receipt by the Company and the Purchaser of a legal opinion from the Purchaser’s or Company’s counsel stating that the Purchaser may sell any or all of its Registrable Securities without restriction under Rule 144(k), or (y) upon a Change of Control, but only as long as all Registrable Securities (or any securities for which such Registrable Securities are exchanged in such transaction) may be sold by the Holder or Holders thereof without restriction pursuant to Rule 144 or Rule 145 immediately following the closing of such Change of Control.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 (a) Shelf Registration.
          (i) Deadline to go Effective. As soon as practicable following the expiration of the Lock Up Period, but in any event within 90 days of the expiration of the Lock Up Period, the Company shall prepare and file a Shelf Registration Statement under the Act with respect to all of the Registrable Securities. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 120 days after the date of the expiration of the Lock Up Period. A Shelf Registration Statement filed pursuant to this Section 2.01 shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include such information in the prospectus. The Company will cause the Shelf Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until there are no longer any Registrable Securities outstanding, but in any event no longer than 36 months after effectiveness thereof. The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
          (ii) Failure To Go Effective. If the Shelf Registration Statement required by Section 2.01 is not declared effective within 120 days (or 150 days if the Company is not S-3 eligible at the time of filing) after expiration of the Lock Up Period, then the Purchaser shall be entitled to a payment, as liquidated damages and not as a penalty, of 0.25% of the Purchase Price per 30-day period for the first 60 days following the 120th day (or the 150th day if the Company is not S-3 eligible at the time of filing), increasing by an additional 0.25% of the Purchase Price per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Purchase Price per 30-day period (the “Liquidated Damages”), which shall be payable within 30 Business Days of the end of such 30-day period. The Liquidated Damages shall be paid to the Purchaser in cash; provided, however, if the Company certifies that it is unable to pay the Liquidated Damages in cash because such payment would result in a breach under any of the Company’s or the Company’s Subsidiaries’ credit facilities filed as exhibits to the Company’s SEC Documents, then the Company may pay the Liquidated Damages in kind in the form of the issuance of additional Common Stock (“Additional Common Stock”). Upon any issuance of Additional Common Stock as Liquidated Damages, the Company shall promptly prepare and file an amendment to the Shelf Registration Statement prior to its effectiveness adding such Additional Common Stock to such Shelf Registration Statement as additional Registrable Securities. The determination of the number of shares of Additional Common Stock to be issued as Liquidated Damages shall be equal to the Liquidated Damages divided by the average closing price of the Company’s Common Stock on The Nasdaq Global Market for the ten trading days immediately preceding the date on which the Liquidated Damages payment is due. The payment of the Liquidated Damages to the Purchaser shall cease at such time as the Purchased Common Stock of the Purchaser becomes eligible for resale under Rule 144(k). The Company covenants and agrees that any credit facilities entered into following the date hereof shall not prohibit, limit or restrict the payment of any Liquidated Damages pursuant to this Agreement in cash, and the Company shall not, after the date hereof, amend any existing credit facilities to prohibit, restrict or limit any such payment.
          (b) Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company’s independent directors determine in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company’s independent directors, would materially adversely affect the Company; provided, however, in no event shall the Purchaser be suspended for a period exceeding an aggregate of 90 days (exclusive of days covered by any lock-up agreement executed by the Purchaser in connection with any Underwritten Offering by the Company or the Purchaser) in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     Section 2.02 Piggyback Rights.
          (a) Participation. If at any time after the expiration of the Lock Up Period the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement, including the Shelf Registration Statement contemplated by Section 2.01, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Stock in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than five Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, then, the Company shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if the Company has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Stock, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be deemed to be received by Holders on the next Business Day. Holder shall then have three (3) Business Days after such deemed receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Company of such withdrawal up to and including the time of pricing of such offering.
          (b) Priority of Piggyback Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Stock included in an Underwritten Offering involving Included Registrable Securities advises the Company that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company; (ii) second, to the Purchaser; and (iii) third, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other Person holding Company securities who may also be including any such securities for sale in such Underwritten Offering based, for each Selling Holder or other Person, on the fraction derived by dividing (x) the number of Common Stock proposed to be sold by such Selling Holder or other Person in such Underwritten Offering by (y) the aggregate number of Common Stock proposed to be sold be all Selling Holders and other Persons in such Underwritten Offering.
     Section 2.03 Underwritten Offering.
          (a) S-3 Registration. If a Selling Holder elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than $15 million from such Underwritten Offering, the Company shall, at the request of such Selling Holder, enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.06, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities.

          (b) General Procedures. In connection with any Underwritten Offering pursuant to this Agreement, the Company shall, at its sole discretion, be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering under Section 2.01 or Section 2.03 hereof, each Selling Holder and the Company shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, that such withdrawal must be made prior to the time in the last sentence of Section 2.02(a) hereof to be effective; and provided further, that such withdrawing Selling Holder shall be obligated to pay fifty percent (50%) of its pro rata share (based on its pro rata share of the aggregate Registrable Securities requested to be included in such Underwritten Offering by all Selling Holders) of the Registration Expenses incurred in connection with such underwriting as of the date of such withdrawal.
     Section 2.04 Sale Procedures. In connection with its obligations contained in Section 2.01 and Section 2.03, the Company will:
          (a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
          (b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder five Business Days to object in writing to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
          (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (d) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective, and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
          (e) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
          (f) Upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
          (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters may reasonably request;
          (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
          (i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;
          (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;
          (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;
          (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
          (m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such

Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.05 Expenses.
          (a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities under the Shelf Registration Statement pursuant to Section 2.01, an Underwritten Offering pursuant to Section 2.02 or Section 2.03, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The Nasdaq Global Market fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.05 hereof, the Company shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, the Company shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities under the Shelf Registration Statement.
          (b) Expenses. Except for any Registration Expenses payable by a withdrawing Selling Holder pursuant to Section 2.03(b), the Company will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.06 Indemnification.
          (a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.06. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.06 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
          (d) Contribution. If the indemnification provided for in this Section 2.06 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified patty or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.06 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.07 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof, and
          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration; provided that the Company’s obligations pursuant to this Section 2.07(c) shall be deemed satisfied with respect to any document that is publicly available, free of charge, on the Commission’s EDGAR website.
     Section 2.08 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Purchaser by the Company under this Article II may be transferred or assigned by the Purchaser to one or more transferee(s) or assignee(s) of Registrable Securities or to an Affiliate of the Purchaser. The Company shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned. Each such transferee shall assume in writing responsibility for its portion of the obligations of the Purchaser under this Agreement.
     Section 2.09 Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not (except in connection with the issuance of securities as consideration to the sellers of any Company or business acquired by the Company), without the prior written consent of the Purchaser, enter into any agreement with any current or future holder of any securities of the Company that alters, restricts, or otherwise limits the registration rights granted hereunder or that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company on a basis that is superior (as opposed to pari passu) in any way to the registration rights granted to Purchaser hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
          (a) if to the Purchaser, to the address set forth under the Purchaser’s signature block in accordance with the provisions of this Section 3.01,
          (b) if to a transferee of the Purchaser, to such Holder at the address provided pursuant to Section 2.08 above, and
          (c) if to the Company, to the address set forth under the Company’s signature block in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.02 Effectiveness. This Agreement shall be effective automatically and without further action on the part of any party hereto on the Closing Date (as such term is defined in the Purchase Agreement).
     Section 3.03 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

     Section 3.04 Assignment of Rights. All or any portion of the rights and obligations of the Purchaser under this Agreement may be transferred or assigned by the Purchaser in accordance with Section 2.08 hereof.
     Section 3.05 Aggregation of Purchased Common Stock. All Purchased Common Stock held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.06 Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Company or any successor, assign or acquirer of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.07 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.09 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.10 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.12 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 3.13 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Purchaser.
     Section 3.14 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOXHOLLOW TECHNOLOGIES, INC.
By:	/s/ John B. Simpson
	Name:	John B. Simpson
	Title:	CEO

Address for Notice:

FoxHollow Technologies, Inc.
740 Bay Road,
Redwood City, California 94063-2469
Attention: Chief Executive Officer
Telephone No.: (650) 421-8400
Facsimile No.: (650) 421-8781

with a copy to:

J. Casey McGlynn
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile No.: 650-493-6811

MERCK & CO., INC.
By:	/s/ Judy C. Lewent
	Name:	Judy C. Lewent
	Title:	Executive Vice President & Chief Financial Officer

Address for Notice:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908)735-1246

with a copy to:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Attention: Vice President Business Development
Facsimile: (908)735-1214

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